                                                                    EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)






                                            Three Months    Nine Months
                                              Ended           Ended
                                            December 31,    December 31,
                                            1996    1995    1996    1995
                                           ------  ------  ------  ------



      Net income                           $2,001  $  288  $4,752  $2,254
                                           ======  ======  ======  ======

      Weighted average common stock
       shares outstanding during the
       period                               6,868   6,060   6,388   6,023

      Dilutive effect of common stock
       equivalents                            333     199     239     192
                                           ------  ------  ------  ------

      Weighted average shares of common
       stock and common stock equivalents   7,201   6,259   6,627   6,215
                                           ======  ======  ======  ======



      Earnings per common and common
       equivalent share                    $ 0.28  $ 0.05  $ 0.72  $ 0.36
                                           ======  ======  ======  ======






                                     - 17 -